                                                                   EXHIBIT 10.10

                                BRIGHTWARE, INC.

                       AUTHORIZED OEM/RESELLER AGREEMENT

This Authorized OEM/Reseller Agreement (the "Agreement") is entered into as of December 22, 1998, (the "Effective Date") by and between Brightware, Inc., a Delaware corporation, having its principal place of business at 350 Ignacio Blvd., Novato, CA 94949 ("Brightware"), and Quintus Corporation, a Delaware corporation with its principal place of business at 47212 Mission Falls Court, Fremont, CA 94539. ("Company").

In consideration of the covenants and conditions contained herein, the parties agree as follows:

1.      DEFINITIONS.

        1.1 "Documentation" shall mean the related materials customarily supplied by Brightware to end users of the Licensed Software.

        1.2 "End-User" shall mean a third party to whom Company licenses the Integrated Software or the Licensed Software solely for internal use and not for resale. In the case of Company's internal use of the Integrated Software or Licensed Software, Company shall be deemed the End-User.

        1.3 "Integrated Software" shall mean the Company products described in Exhibit A which are sold in conjunction with the Licensed Software.

        1.4 "Licensed Software" shall mean the Brightware proprietary computer software programs identified in Exhibit A attached hereto, in object code form only, and any Updates provided by Brightware to Company under this Agreement.

        1.5 "Updates" shall mean any error corrections or modifications which Brightware at its sole discretion deems to be logical improvements to the Licensed Software previously supplied to Company under the Agreement, and which Brightware makes generally available to other licensees, and does not separately price or market.

2.      GRANT OF RIGHTS.

        2.1 Licenses. Subject to the terms and conditions of this Agreement, Brightware, hereby grants to Company a limited, nonexclusive, nontransferable, worldwide license during the term of this Agreement to (i) market and distribute the Licensed Software and Documentation solely as part of the Integrated Software in object code format for use by End-Users for their internal business purposes only, (ii) allow Company's current resellers and distributors (as set forth in Exhibit E attached hereto) and future resellers and distributors upon Brightware's prior written consent, such consent not to be unreasonably withheld, the right to market and distribute the Licensed Software and Documentation, solely as part of the Integrated Software in object code format for use by End Users for their internal business purposes only, provided such reseller and/or distributor sublicenses



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the Licensed Software in accordance with terms and conditions no less restrictive than those provided herein, and (ill) use the Licensed Software for its own internal use. Company shall have no right to use, license, distribute or otherwise transfer the Licensed Software or Documentation other than those rights specifically granted hereunder.

        2.2 End-User License. Company agrees to accompany each copy of the Licensed Software and Documentation with an end-user license agreement no less protective of Brightware than the agreement attached hereto as Exhibit B, as modified from time to time by Brightware (the "End-User Agreement").

        2.3 Diligence. Company shall use its best efforts to promote and market the Licensed Software. Except as expressly set forth herein, Company shall be solely responsible for all costs and expenses related to the advertising, marketing, promotion, and distribution of the Integrated Software and for performing its obligations hereunder.

        2.4 No Competitive Products. Company shall not include in the Integrated Software any products whose sale is competitive (i.e. email management software and/or automated email response software) with the Licensed Software.

        2.5 Development Copy. Company may use an unlimited number of copies of Answer Agent and Contact Center on an unlimited number of development and test servers, at no additional charge, solely for demonstration, evaluation, training, development and testing purposes during the term of this Agreement. Such copies may not be deployed for operational use.

        2.6 No Other Rights. All rights not expressly granted to Company herein are retained by Brightware. Company agrees not to decompile, reverse-engineer or otherwise attempt to derive or modify the Licensed Software source code nor authorize or permit any third party to do so.

3.      COMPENSATION.

        3.1 Fees. Company agrees to pay to Brightware the license fee set forth in Exhibit C (the "License Fee") with respect to each copy of the Integrated Software distributed by Company.

        3.2 Payment. On the eighth day of each new quarter, Company shall submit to Brightware, a report detailing the number of copies of the Licensed Software and maintenance licensed to End Users in conjunction with the Integrated Software. Such report shall be in English and in reasonable detail as mutually agreed to by both parties, showing the basis for the payment which shall include, without limitation, a full explanation of the nature of each Licensed Software copy made by Company during the prior quarter for which a License Fee is not being paid. Payment for such fees shall be due and payable [*] days from the last day of the preceding quarter.

        3.3 Records; Audit Rights. Company shall maintain complete and accurate books and records with respect to copies and distribution of Licensed Software, or otherwise pertaining to the payment of fees hereunder until at least three (3) years after termination of this Agreement. Brightware shall at any time, on at least twenty (20) business days prior notice to Company, be entitled to retain an accounting firm to audit the books and records of Company pertaining to the payment of fees to Brightware hereunder, for the sole purpose of confirming the accuracy of the

[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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License Fee payments. Such accounting firm shall execute a nondisclosure agreement prior to any such audit. Any such audit shall be performed at Brightware's expense during normal business hours. In the event of any underpayment of License Fees, Company shall promptly remit to Brightware all amounts due.

        3.4 Taxes. All payments to Brightware hereunder shall be net of all sales, use, and other taxes which may be imposed upon such payments.

4.      LIMITED WARRANTIES.

        4.1 Product Warranty. Brightware warrants to Company and End User that, for a period of ninety (90) days from the date of delivery of the Licensed Software (a) the media on which the Licensed Software is furnished will, under normal use, be free from defects in material and workmanship and (b) the Licensed Software will perform in accordance with the Documentation. Brightware's sole obligation under this warranty, and Company's exclusive remedy, shall be that Brightware at its sole option and expense shall use commercially reasonable efforts to repair, so that it becomes noninfringing while giving equivalent performance, or replace any non-conforming Licensed Software with substantially equivalent functional software. Customer has the right to terminate this Agreement should the Licensed Software not conform to the then current Documentation, provided Customer has given Brightware written notification of such nonconformance and such nonconformance has not been cured within a sixty (60) day period, commencing upon receipt of such written notification. In the event Brightware is unable to correct the non-conformity, Brightware's sole liability and Customer's sole remedy shall be a refund of the License Fees paid to Brightware. If Customer terminates this Agreement, Customer shall immediately return to Brightware or destroy the Licensed Software and all related Documentation at Brightware's option. Upon receipt or destruction of the Licensed Software and related Documentation, Brightware shall refund the fees paid by Customer relating to the specific non-conforming Licensed Software.

        4.2 The warranty set forth above is made to and for the benefit of Company only. The warranty will apply only if:

                (a) the Licensed Software has been installed and used at all times and in accordance with the Documentation;

                (b) no modification, alteration or addition has been made to the Licensed Software by persons other than Brightware or its authorized representative;

                (c) the media in which the Licensed Software is embedded has not been (i) subject to accident, or misuse, or (ii) operated with other media not meeting or not maintained in accordance with the manufacturer's specifications.

        4.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH ABOVE, THE LICENSED SOFTWARE AND DOCUMENTATION ARE PROVIDED "AS IS." BRIGHTWARE MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE LICENSED SOFTWARE, THE DOCUMENTATION OR ANY SERVICES



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PROVIDED HEREUNDER, AND BRIGHTWARE SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES
OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY.

        4.4 Representations. Company shall not make any warranties or representations binding on Brightware with respect to the Licensed Software, and Company shall limit its representations regarding the Licensed Software to those contained in this Agreement. Company shall indemnify and hold Brightware harmless from and against warranty claims made by End-Users for warranties made by Company that exceed the scope of the warranty expressly set forth above.

5.      PROPERTY RIGHTS.

        5.1 Property Rights. Company acknowledges and agrees that, as between Company and Brightware, Brightware owns all right, title, and interest in and to the Licensed Software and Documentation subject to this Agreement, and in all of Brightware's patents, trademarks, trade names, inventions, copyrights, know-how and trade secrets relating to the design, manufacture, marketing, operation or service of the Licensed Software.

        5.2 Proprietary Notices. Company will ensure that all copies of the Licensed Software, the Documentation and the Integrated Software reproduced or distributed by Company, as applicable, will incorporate all copyright or other proprietary notices in the same manner that Brightware incorporates such notices in the Licensed Software or Documentation or in any other manner reasonably requested by Brightware. Company shall not, and shall require that its End-Users do not, remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices placed on, or embedded in the Licensed Software or Documentation by Brightware.

        5.3 Restrictions. Company shall not alter or remove any of Brightware's trademarks, marks or trade names (collectively "Trademarks") affixed to the Licensed Software by Brightware. Except as set forth in this
Section 5.4, nothing contained in this Agreement shall grant or shall be deemed to grant to Company any right, title or interest in or to Brightware's Trademarks. At no time during or after the term of this Agreement shall Company challenge or assist others to challenge Brightware's Trademarks (except to the extent such restriction is expressly prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Brightware. Upon termination of this Agreement, Company shall immediately cease to use all Brightware's Trademarks.

        5.4 Goodwill. Any and all goodwill arising from Company's use of the Brightware Trademarks shall inure solely to the benefit of Brightware when and as, on an on-going basis, such acquisition of goodwill occurs, as well as at the expiration or termination of this Agreement, without any separate payment or other consideration of any kind to Company and Company agrees to take all such actions necessary to effect such vesting.

        5.5 Branding. Upon Brightware's request, Company shall place one or more of Brightware's Trademarks on any copies of the Integrated Software and any promotional materials or advertisements therefor.



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

6.      CONFIDENTIAL INFORMATION.

        6.1 Definition. As used in this Agreement, the term "Confidential Information" shall mean any information disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within a reasonable time period after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party. Notwithstanding the foregoing, the Licensed Software and Documentation shall be deemed the Confidential Information of Brightware without the necessity of marking.

        6.2 General. During the term of this Agreement and for a period of three (3) years thereafter, each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party's Confidential Information and shall not disclose such Confidential Information to any third party except as may be necessary and required in connection with the rights and obligations of such party under this Agreement, and subject to confidentiality and nonuse obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care. The parties further agree to keep confidential the terms and conditions of this Agreement.

        6.3 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which: (i) was generally known and available in the public domain at the time it was disclosed or becomes generally known and available in the public domain through no fault of the receiving party; (ii) was known to the receiving party at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the disclosing party's Confidential Information; or (v) becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights. In addition, the receiving party shall be entitled to disclose the other party's Confidential Information to the extent such disclosure is required by order or requirement of a court, administrative agency, or other governmental body, provided however, that the receiving party shall provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

        6.4 Employee Amendments. Each party shall obtain the execution of non-disclosure agreements with its employees, agents and consultants having access to Confidential Information of the other party, and shall diligently enforce such agreements.



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        6.5     Remedies. If either party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential Information hereunder, the other party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

7.      INTELLECTUAL PROPERTY INDEMNITY.

        7.1 Indemnification. Brightware shall defend, or at its option settle, at its own expense, any claim, suit or proceeding brought against Company, its officers, employees, directors and agents and Brightware agrees to pay, subject to the limitations hereinafter set forth, all reasonable damages and costs (including reasonable attorney's fees), finally awarded against Company, as a result of any such claim or any settlement entered into in good faith on such issue in any such suit or proceeding, alleging that use of the Licensed Software or distribution of the Licensed Software as part of the Integrated Software as contemplated hereunder infringes any patent, copyright or trade secret of any third party (collectively, "Intellectual Property Rights"), subject to the limitations hereinafter set forth. Company shall (i) notify Brightware promptly of such claim, suit or proceeding, (ii) provide Brightware with sole control of any such action or settlement negotiations (it being understood that Company may participate in such action at Company expense with counsel of its own choosing), and (iii) give Brightware authority to proceed as contemplated herein, and, at Brightware's expense, give Brightware proper and full information and assistance to settle and/or defend any such claim, suit or proceeding. If it is adjudicatively determined, or if Brightware believes it may be determined, that the Licensed Software infringes any Intellectual Property Right, then Brightware may, at its sole option and expense, and in a reasonable time frame, either (a) procure for Company the right under such Intellectual Property Right to use or distribute such Licensed Software as contemplated herein; (b) replace or modify the Licensed Software with other functionally equivalent software; or (c) if (a) and (b) are not practicable, as determined in Brightware's sole discretion, terminate this Agreement with respect to such Licensed Software and refund to Company all license fees paid by Company for the terminated Licensed Software, less an amount equal to one sixtieth (1/60th) of such license fees for each month or any portion thereof which has elapsed since the commencement of the applicable license. Brightware will not be liable for any costs or expenses incurred without its prior written authorization.

        7.2 Limitation. Notwithstanding the provisions of Section 7.1 above, Brightware assumes no liability to the extent such claims are based on (i) the use of the Licensed Software other than as set forth in the Documentation; (ii) the use of other than the most recent version and prior sequential version of the Licensed Software; (iii) combination or use of the Licensed Software with software not provided by Brightware if the infringement would have been avoided by use of the Licensed Software alone; (iv) any marking or branding not applied by Brightware or applied at the request of an authorized employee of Company; or
(v) any modification of the Licensed Software, or any part thereof, unless such modification was made by or authorized by Brightware, if the infringement would have been avoided in the absence of such modification.

        7.3 Entire Liability. THE FOREGOING PROVISIONS OF THIS SECTION 7 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF BRIGHTWARE, AND THE EXCLUSIVE REMEDY OF COMPANY, WITH RESPECT TO THE INFRINGEMENT OF ANY PATENT,



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COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE LICENSED
SOFTWARE.

8.      LIMITED LIABILITY.

        8.1 EXCEPT FOR LIABILITY UNDER SECTIONS 6 AND 7, IN NO EVENT SHALL EITHER PARTY'S LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY ARISING OUT OF THIS AGREEMENT EXCEED THE TOTAL AMOUNT ACTUALLY RECEIVED BY BRIGHTWARE. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR THE LOSS OF USE, LOSS OF PROFITS AND/OR FOR THE LOSS OF DATA OR INFORMATION OF ANY KIND UNDER ANY CAUSE OF ACTION, WHETHER FOR BREACH OF CONTRACT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY OR ITS AGENTS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. NOTHING IN THIS
SECTION 8 IS INTENDED TO EXCLUDE OR RESTRICT EITHER PARTY'S LIABILITY FOR DEATH OR PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY THE GROSS NEGLIGENCE OF SUCH PARTY OR ITS EMPLOYEES OR AGENTS.

9.      TERM AND TERMINATION.

        9.1 Term. This Agreement shall commence upon the Effective Date and shall continue in force for an initial term of one (1) year unless terminated earlier under the terms of this Section 9. Thereafter, this Agreement may be renewed for successive one (1) year terms unless terminated by either party as set forth herein.

        9.2 Termination. This Agreement may be terminated by either party upon sixty (60) days written notice for no cause or if the other party (i) breaches any material term or condition of this Agreement and fails to remedy the breach within thirty (30) days after being given notice thereof, or (ii) ceases to function as a going concern or to conduct operations in the normal course of business, (iii) has a petition filed by or against it under any state or federal bankruptcy or insolvency laws which petition has not been dismissed or set aside within sixty (60) days of filing.

        9.3 Effect of Termination. In the event this Agreement is terminated, Company rights under this Agreement shall terminate, provided, however, that Company shall have the right to distribute its inventory of Integrated Software in existence as of the date of termination, and each End-User's right to use the Integrated Software previously licensed to it by Company shall survive. All Licensed Software and other Brightware materials provided hereunder will remain the property of Brightware. Within thirty (30) days after the termination of this Agreement, Company will prepare all such items in its possession or control for shipment, or destroy such materials as Brightware may direct. Upon termination of this Agreement, neither party will retain any copies of Confidential Information which may have been entrusted to it by the other party, and within thirty (30) days of a written request by the other party, an authorized representative of each party shall certify to the other party that all copies of Confidential Information of the other party received hereunder have been returned or destroyed. Notwithstanding the foregoing, Company may retain one (1) copy of the Licensed Software and one (1) copy of any related Documentation and may use



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such materials internally as is necessary to support its installed End-User base. Company may honor any outstanding quotes for potential End Users for a period of sixty (60) days commencing with the termination of this Agreement.

        9.4 Limitation. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investment, leases or commitments in connection with the business or goodwill of Brightware or Company. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

        9.5 Survival of Provisions. The provisions of Sections 3, 4, 5, 6, 7, 8, 9.3, 9.4 and 10 of this Agreement shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

10.     MAINTENANCE AND ENHANCEMENT

        10.1 Maintenance. Provided the Licensed Software is used in accordance with the terms and conditions of the Agreement, and provided Company pays the applicable maintenance fee for each copy of the Licensed Software distributed as set forth herein, Brightware will provide technical support, upgrades and enhancements to the Company as indicated herein for the current, unaltered version of the Licensed Software.

        10.2 Updates & Enhancements. Brightware shall provide Updates and enhancements (which may include the relevant Documentation) which Brightware at its sole discretion deems to be logical improvements to the Licensed Software previously supplied to Company under the Agreement, and which Brightware makes generally available to other licensees, and does not separately price or market. Any Updates or enhancements that are provided to Company shall be deemed part of the Licensed Software and shall be used in accordance with the requirements and obligations set forth in the Agreement. Company shall be responsible for distributing such Updates and enhancements of the Licensed Software directly to End Users who are then receiving maintenance services from the Company. This
Section 10 shall not pertain to any new products, which Brightware separately prices.

        10.3 End User Support. Company shall provide first level of support for the Licensed Software directly to End Users and shall be responsible for receiving and responding to all calls for maintenance and support from the End Users and for performing initial problem analysis and diagnosis. Brightware shall have no obligation to accept any calls from End Users.

        10.4 Company Support. In the event the Company is unable to resolve a given problem, the Company may request Brightware to assist with the diagnosis and resolution of such problem and will provide Brightware with all data and information requested by Brightware for such purposes. Brightware shall supply technical support to Company for the Licensed Software via Brightware's standard Maintenance Plan attached hereto as Exhibit D. Company will designate two primary and two secondary representatives as points of contact to Brightware. Company shall provide technical support to Company's End Users for the Licensed Software. If reasonably



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required, Brightware will provide on-site support to Company for the Licensed
Software at Brightware's then-current fees for such services.

11.     MISCELLANEOUS.

        11.1 Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Company, in whole or in part, without the prior written consent of Brightware, which consent shall not be unreasonably withheld, or whether voluntary or by operation of law, including by way of sale of assets, merger or consolidation, without prior written notification to Brightware. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of each party's successors and assigns.

        11.2 Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing. Notice shall be considered delivered and effective (a) when personally delivered; (b) the day following transmission if sent by telex, telegram or facsimile followed by written confirmation by registered overnight carrier or certified United States mail; (c) one (1) day after posting when sent by registered private overnight carrier (e.g., DHL, Federal Express, etc.); or (d) five (5) days after posting when sent by certified United States mail. Notices shall be sent to the parties at the addresses set forth on the first page of this Agreement or at such other address as shall be given by either party to the other in writing.

        11.3 Publicity. Neither party will issue a press release or any other announcement regarding this Agreement, or the relationship contemplated herein unless both parties consent in writing, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each party shall have the ability to list the other party as a customer in its product literature and marketing materials, including without limitation, on each party's website. In addition, the parties agree to cooperate in issuing jointly approved press releases concerning this Agreement, including without limitation an initial such release within thirty (30) days after the Effective Date of this Agreement.

        11.4 Partial Invalidity. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

        11.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

        11.6 Waiver and Amendment. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. The failure of either party to enforce at any time the provisions of this Agreement shall in no way constitute a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter.

        11.7 Independent Contractors. The relationship of Brightware and Company established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall



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be construed to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or allow either party to create or assume any obligation on behalf of the other party. All financial obligations associated with a party's business are the sole responsibility of such party.

        11.8 Governmental Approvals. Company represents and warrants that it will obtain all required approvals of the government of any country outside the United States in which it markets or distributes the Licensed Software in connection with this Agreement.

        11.9 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without reference to its conflict of law principles and excluding the 1980 United Nations Convention on Contracts for the International Sale of Goods.

        11.10 Jurisdiction; Venue. Any disputes under this Agreement shall be subject to the exclusive jurisdiction and venue of the California State courts and the Federal courts located in San Francisco County, California and the parties hereby consent to the personal and exclusive jurisdiction and venue of these courts.

        11.11 Force Majeure. Nonperformance of either party, except the payment of money, shall be excused to the extent that performance is rendered impossible by strike, fire, acts of God, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the nonperforming party.

        11.12 Source Code. Brightware agrees to maintain the source code for the Licensed Software (including all updates thereof) in both human and machine-readable form in escrow for the benefit of Company. In the event that Brightware becomes subject to any bankruptcy proceedings, whether voluntary or involuntary, or ceases its business operations, then Company shall be entitled to access the source code for the sole purpose of maintaining and updating the Licensed Software. To the extent that Company receives access to source code as set forth herein, Brightware grants Company a non-exclusive, non-transferable license without right of sublicense, to install and use, execute, display, modify and perform the source code solely for the purposes of maintaining, operating, upgrading and enhancing the Licensed Software for use by Company in an object code format solely pursuant to the license granted in Section 2 of the Agreement.

        11.13 Entire Agreement. The terms and conditions herein contained, including all Exhibits which are incorporated herein by reference, constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending the same shall be binding upon either party hereto unless in a written document signed by the party to be bound thereby.



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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.

BRIGHTWARE, INC.                        COMPANY


By: /s/ CHUCK WILLIAMS                  By: /s/ MARK P. THOMPSON
   --------------------------------        -------------------------------------
Name: Chuck Williams                    Name: Mark P. Thompson
     ------------------------------          -----------------------------------
Title: CEO                              Title: VP & Corporate Controller
      -----------------------------        -------------------------------------



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                                   EXHIBIT A

                             LICENSED SOFTWARE AND
                              INTEGRATED SOFTWARE

1.      LICENSED SOFTWARE:

The Licensed Software includes the current releases of Answer Agent and Contact Center.

2.      INTEGRATED SOFTWARE:

The Integrated Software is the combination of the Licensed Software and any of the following Company proprietary software that adds value for the End-User when sold as a combined unit:



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                                   EXHIBIT B

                           END-USER LICENSE AGREEMENT

                                   (Attached)

                       LICENSE AND MAINTENANCE CONDITIONS

1.      LICENSE

Brightware grants and Licensee accepts a nonassignable, nontransferable, non-exclusive perpetual license to use the Brightware(R) software product(s) ("Product(s)") and associated documentation and reference ("Technical Reference Material") specifically identified in one or more mutually agreed upon schedules hereto ("Product Schedule(s)"), which upon execution shall be attached hereto and incorporated herein by reference. The Parties agree that the license granted hereunder may pertain to more than one Product. Accordingly, the rights granted to Licensee with respect to a particular Product shall be referred to herein as a "Product License."

For annual licenses, the license granted hereunder shall be automatically renewed for successive one year terms Licensee provides Brightware written request to not renew the license, provided that such request is received by Brightware at least sixty (60) days prior to the expiration of the then-current license term. The license fee for each one year term renewal shall be as set forth on the applicable Schedule C-2 attached hereto and shall remain at the same price for each successive renewal of the license.

Licensee understands and agrees that any consulting service agreement and associated statement of work that may be signed are separate and independent contractual obligations from any schedule relating to software licenses. Licensee shall not withhold payments that are due and payable under a schedule relating to a software license because of the status of work performed under any consulting service agreement that may be signed. In addition, the ability to provide such services is not exclusive or specific to Brightware and is commercially available from third party service providers. The types of services to be provided under a consulting order are standard implementation assistance which does not include complex interfaces, custom interfaces, custom modifications and the like.

2.      USE

The Products and Technical Reference Materials shall be used by Licensee solely for Licensee's own internal use and subject to the rights and requirements specified in the applicable Product Schedule(s) and this Agreement.

Licensee may make one archival/back-up copy of each Product to perform site-specific backup, provided that such archival/backup copy is not used in a production mode. Licensee acknowledges and agrees that such archival/backup copy shall be the sole property of Brightware. Licensee further agrees to reproduce and include on such archival/backup copy all proprietary and copyright notices appearing on the original Product.

3.      WARRANTIES

Brightware warrants and represents that it has the full right, power and authority to enter into this Agreement and to grant to Licensee the rights herein granted.

Brightware warrants that upon delivery of each Product supplied to Licensee hereunder and for a period of thirty (30) days thereafter (the "Warranty Period"), the Product will perform in substantial conformance with the specifications contained in the Technical Reference Material provided by Brightware with the Product. Licensee shall immediately notify Brightware in writing of any alleged nonconformance which occurs during the Warranty Period ("Notice of Nonconformance"). To the extent that a current unaltered release of the Product fails to substantially conform with the specifications contained in the Technical Reference Material (hereafter a "Substantial Nonconformance"), and provided the alleged Substantial Nonconformance can be replicated by Brightware, Brightware's liability under this warranty shall be limited to, at Brightware's election, either: (i) using its best efforts to correct any Substantial Nonconformance in the Product; or (ii) as Brightware may reasonably deem necessary, replacing all or any part of the Product causing such Substantial Nonconformance; provided in each case, however, that written notice of such Substantial Nonconformance must be received by Brightware during the Warranty Period. If such correction or replacement cannot be accomplished within thirty days of Brightware's receipt of the Notice of Nonconformance, Licensee may, as its sole remedy, terminate the Product License for the nonconforming Product. If Licensee, terminates any Product License in accordance with this Section 3, Licensee shall immediately return to Brightware the Product and all related Technical Reference Material and shall provide to Brightware the certification required under Schedule B, Section 6. Upon receipt of the Product, related Technical Reference Material and required certification, Brightware shall refund the license fees paid by Licensee for such Product. Upon licensee's receipt of the Product, maintenance for the Product shall commence as set forth under the Maintenance and Enhancement Plan, which is attached hereto and incorporated herein by reference.

WITH THE EXCEPTION OF THE EXPRESS WARRANTIES CONTAINED IN SECTION 3 ABOVE, BRIGHTWARE HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED (IN FACT OR IN LAW) WARRANTIES FOR THE PRODUCT(S) AND TECHNICAL REFERENCE MATERIAL PROVIDED BY BRIGHTWARE IN ACCORDANCE WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES AS TO THE ACCURACY, COMPLETENESS AND NON-INFRINGEMENT OF THE PRODUCT(S) AND TECHNICAL REFERENCE MATERIAL, AS WELL AS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE. BRIGHTWARE ALSO EXPRESSLY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES THAT THE OPERATION OF THE PRODUCT(S) WILL BE ERROR-FREE.

4.      MAINTENANCE AND ENHANCEMENT

Provided the Product specified in Schedule C ("Covered Product") is used in accordance with the terms and conditions of the Agreement, and provided Licensee pays the applicable maintenance fee set forth in Schedule C, Brightware will provide technical support, upgrades and enhancements as indicated herein for the current, unaltered version of the Covered Product.

Brightware shall provide updates and enhancements (which may include the relevant Technical Reference Material) which Brightware at its sole discretion deems to be logical improvements to the Covered Product previously supplied to Licensee under the Agreement, and which Brightware makes generally available to other licensees, and does not separately price or market. Any updates or enhancements that are provided to Licensee shall be deemed part of the Covered Product and shall be used in accordance with the requirements and obligations set forth in the Agreement. This Section 4 shall not pertain to any new products which Brightware separately prices.

Brightware shall supply telephone support to Licensee for the Covered Product via Brightware's "Support Hotline" in accordance with the terms of Schedule E.

If reasonably required, Brightware will provide on-site support to Licensee for the Covered Product at Brightware's then-current fees for such services.

                          GENERAL TERMS AND CONDITIONS

1.      PROPRIETARY INFORMATION

(a) OWNERSHIP: The Product(s) and Technical Reference Material, and all tangible and intangible information related in any manner to the Product(s) and Technical Reference Materials (whether or not protectible by patent, copyright or trade secret rights), including without limitation works of authorship, inventions, discoveries, patentable subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, copyrighted works, copyrightable subject matter, copyright rights and registrations, know-how and show-how, trademarks, trade names, service marks, emblems, logos, insignias and related marks and registrations, specifications, technical manuals and data, libraries, blueprints, drawings, proprietary processes, customer information, marketing information, product information and development work-in-process (collectively, "Proprietary Information") are and shall remain the sole property of Brightware and/or the third party licensors from whom Brightware obtained rights in such Proprietary Information ("Third Party Licensors"), and nothing in this Agreement shall be construed to convey to Licensee any title or ownership right in any of the Proprietary Information.

In the course of performing the Services, Brightware may employ, use and refine knowledge, techniques, programs, processes and methodologies owned by Brightware as of the Effective Date and used by Brightware in providing like or similar services to its other clients (the "Brightware Technology"). Brightware owns and shall retain all rights, title and interest in and to the Brightware Technology and nothing in this Agreement shall be construed to restrict Brightware from using any Brightware Technology in the course of its work for any other person or entity either during or after the term of this Agreement.

(b) CONFIDENTIALITY: Licensee agrees to hold the Proprietary Information in confidence and thus not to furnish, sell, give, assign, disclose, distribute or otherwise make the Proprietary Information available to any other person, party, firm, corporation or entity without the prior written consent of Brightware. Notwithstanding the foregoing, Licensee may (i) disclose certain Proprietary Information to consultants, agents or contractors under contract with Licensee as required in connection with their duties for and on behalf of Licensee and who have agreed in writing prior to Licensee's disclosure not to perform any act in violation of this Section 1 and (ii) publicly discuss the merits and benefits of the Product(s), and give recommendations and testimonials about the Product(s).

(c) TRADEMARKS: Licensee recognizes the exclusive right of Brightware to all trademarks and trade names owned and/or used by Brightware in connection with the Product(s) and agrees not to use such trademarks or trade names in any manner or for any reason without the prior written consent of Brightware.

(d) RESTRICTIONS: Unless otherwise permitted under the terms of this Agreement, Licensee shall not make, sell, reproduce, prepare derivative works based on, distribute copies of, or publicly display any Product(s) or Technical Reference Material. Further, Licensee shall not reverse engineer, decompile, disassemble or apply any process, technique, procedure or make any attempt to ascertain or derive the source code of any Product.

(e) REMEDIES: Licensee acknowledges and agrees that any breach of its obligations under this Section 1 may cause irreparable harm to Brightware and/or its Third Party Licensors and that Brightware and each of its Third Party Licensors shall have the right to take all reasonable steps to protect their proprietary interests, including but not limited to seeking injunctive relief and any other remedy as may be available at law or in equity in the event Licensee does not fulfill its obligations under this Section 1.

(f) SCOPE: The provisions of this Section 1 shall apply to (i) the Product(s) as delivered or subsequently modified by Brightware and (ii) all Proprietary Information given to Licensee prior to the Effective Date of this Agreement.

(g) LICENSEE'S CONFIDENTIAL BUSINESS INFORMATION: Brightware agrees to maintain the confidentiality of certain materials and data relating to the Licensee's business which are made available to Brightware in connection with this Agreement, and which are not publicly known or available from other sources, and which Licensee indicates in writing are confidential prior to disclosure to Brightware.

(h) RETURN OF CONFIDENTIAL INFORMATION: Upon expiration or termination of this Agreement for any reason or no reason, each party shall return to that other party all tangible materials embodying the other party's confidential information, including any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the confidential information. The Parties agree not to retain any copies (in any form) of any of the above materials containing the other party's confidential information. The provisions of this Section 1 shall survive termination or expiration of this Agreement and any Schedule(s) hereunder.

2.      RECORDS

Licensee shall keep and maintain at each of the Licensee Locations complete and accurate books of account relating to use, relocation (as provided herein) and creation by Licensee of all archival/backup copies of the Product(s) made pursuant to Schedule A Section 2, and, upon Brightware's request, shall provide such records to Brightware.

Licensee agrees to allow Brightware, with reasonable prior notice, to enter Licensee's facility during regular business hours to (i) audit the number of archival/backup copies of Product(s) made in accordance with Schedule A Section 2, and (ii) review Licensee's overall compliance with the other provisions of this Agreement. The obligations and rights set forth in this Section 2 shall remain in effect for six (6) months after the termination or expiration of this Agreement.

3.      PROPRIETARY RIGHTS INDEMNIFICATION

Brightware will defend at its expense any action brought against Licensee which is based on a claim that a Product, as used within the scope of the license granted hereunder, infringes a United States patent, copyright or trade secret of a third party, and will pay (i) any settlement agreed to by Brightware, or
(ii) the costs and damages finally awarded to such third party; provided, however, that in either case that Licensee notifies Brightware promptly in writing of the claim, and allows Brightware to fully control the defense and settlement of such claim.

If any Product becomes, or in Brightware's opinion is likely to become, the subject of a claim of infringement of any United States patent, copyright or trade secret owned by any third party, Brightware may, at its election, either:
(i) procure for the Licensee the right to continue using the Product; (ii) replace or modify the Product to make it non-infringing; or (iii) terminate the Product License for the Product. Upon termination of the Product License in accordance with Section 6, Licensee shall immediately return to Brightware all copies and all versions of the Product and all related documentation, in accordance with the obligations set forth in Section 6(b) of this Agreement and shall provide to Brightware the certificate required under Section 6(b). Brightware shall thereafter refund to Licensee all license fees paid by Licensee for the terminated Product License, less an amount equal to one sixtieth (1/60th) of such license fees for each month or any portion thereof which has elapsed since the commencement of the applicable Product License. Brightware shall have no liability for any claim of infringement by a Product based upon
Licensee's: (i) use of any version of the Product other than the latest unmodified release; (ii) use or combination of the Product with non-Brightware programs or data if such infringement would not have occurred without such use or combination; or (iii) use of the Product after receiving notice that the Product infringes a patent, copyright or trade secret of a third party.

This Section 3 states the entire liability of Brightware and the sole and exclusive remedies of Licensee with respect to any Product's infringement of any patent, copyright or trade secret of any third party, and Brightware shall have no liability with respect to any other proprietary rights, including without limitation any non-U.S. proprietary rights.

4.      INDEMNIFICATION

Licensee shall indemnify Brightware and hold it harmless for and against any and all claims, damages, losses, costs, expenses, obligations, liabilities, actions, suits, including without limitation, interest and penalties, attorney's fees and costs and all amounts paid in settlement of any claim, action or suit which may be asserted against Brightware or which Brightware shall incur or suffer which arise out of, result from or are related to: (i) the non-fulfillment of any covenant or obligation of Licensee in connection with this Agreement; (ii) the breach of any representation made by Licensee under this Agreement; (iii) the results obtained or decisions made by users of any Product; (iv) any claim of any nature whatsoever brought by any third person or entity who may suffer damages of any sort as a direct or indirect result of Licensee's activities relating to or in connection with any Product; or (v) any claims of infringement of any copyright, patent or trade secret or other proprietary rights arising from any unauthorized modification, enhancement or misuse of any Product by Licensee.

5.      LIMITATION OF LIABILITY

NEITHER BRIGHTWARE NOR ANY THIRD PARTY LICENSOR SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR THE LOSS OF USE, LOSS OF PROFITS AND/OR FOR THE LOSS OF DATA OR INFORMATION OF ANY KIND, ARISING OUT OF OR RELATED IN ANY MANNER TO THIS AGREEMENT, THE PRODUCT(S) OR TECHNICAL REFERENCE MATERIAL SUPPLIED HEREUNDER OR THE USE OF SUCH PRODUCT(S) OR TECHNICAL REFERENCE MATERIAL, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, NEITHER BRIGHTWARE NOR ANY THIRD PARTY LICENSOR SHALL BE LIABLE FOR ANY LOSS OR DAMAGE RELATED TO ANY RESULTS OBTAINED OR DECISIONS MADE BY LICENSEE IN CONNECTION WITH THE USE OF THE PRODUCT(S) OR TECHNICAL REFERENCE MATERIAL.

EXCEPT AS OTHERWISE SPECIFIED IN SECTION 6 OF THIS AGREEMENT, BRIGHTWARE'S LIABILITY, IF ANY, TO LICENSEE, WHETHER IN CONTRACT OR IN TORT (AND WHETHER OR NOT BASED ON NEGLIGENCE OR STRICT LIABILITY), FOR DAMAGES OR LOSSES OF ANY NATURE, SHALL NOT EXCEED THE LICENSE FEE PAID BY LICENSEE UNDER THIS AGREEMENT FOR THE SPECIFIC PRODUCT WHICH CAUSED SUCH DAMAGE OR LOSS.

BRIGHTWARE SHALL NOT BE LIABLE FOR DELAYS IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT DUE TO CAUSES BEYOND ITS REASONABLE CONTROL, INCLUDING, BUT NOT LIMITED TO, ACTS OF GOD, STRIKES OR INABILITY TO OBTAIN LABOR OR MATERIALS.

6.      TERMINATION

(a) BY BRIGHTWARE: In addition to the termination rights set forth under Schedule A Section 3, and Section 3 above, if Licensee fails to fulfill any of its obligations under this Agreement, Brightware may upon its election and in addition to any other remedies it may have, upon written notice to Licensee of the breach and failure of Licensee to cure such breach within two (2) weeks thereof (unless such breach cannot be cured by its very nature), terminate all of the rights granted to Licensee by Brightware under this License Agreement, including without limitation all Product Licenses created hereunder.

(b) LICENSEE RESPONSIBILITIES: Upon termination of either this entire Agreement or a particular Product License granted under the Agreement, Licensee shall, within two (2) weeks of such termination, return to Brightware all copies of the terminated Product(s) and all related Technical Reference Material in Licensee's possession or control. Licensee shall further certify to Brightware, in a writing signed by an officer of Licensee, that it has ceased using the terminated Product(s) and has retained no copies of such terminated Product(s). The provisions of Section 3 shall survive termination of this License Agreement and any Product Licenses created hereunder.

7.      EXPORT OF PRODUCTS

Licensee acknowledges and agrees that export or re-export of the Product(s) may be subject to Licensee obtaining specific approvals as may be required by United States export laws and regulations. Licensee shall at all times comply with United States export control laws and regulations in connection with matters relating to this Agreement. Distribution of the Product(s) in any foreign country where the proprietary rights of Brightware in the Product(s) would not be recognized and protected under the laws of such country is prohibited.

8.      GENERAL

(a) ATTORNEYS' FEES: In the event that litigation or arbitration arises to resolve differences or disputes in connection with the interpretation or enforcement of this Agreement, reasonable attorneys' fees, costs and expenses shall be awarded to the prevailing party.

(b) ASSIGNMENT: Licensee may not, without the prior written consent of Brightware, assign or transfer this Agreement or any obligation hereunder. Any attempt to do so in contravention of this paragraph shall be void and of no force and effect. Further, nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Parties and their successors in interest and permitted assignees, any rights or remedies resulting from this Agreement.

(c) FORCE MAJEURE: Brightware shall not be liable for any delay, nonperformance, or related damages, if such delay or nonperformance was due to causes beyond its reasonable control, including, but not limited to, acts of God, electrical power failure, loss of communications, or the delay of Licensee to provide items as set forth herein.

(d) COUNTERPARTS: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(e) ENTIRE AGREEMENT: This Agreement, including its Schedule(s), constitutes the entire understanding between Brightware and Licensee relating to the terms and conditions of the Products provided and Services to be performed. This Agreement supersedes all prior understandings, agreements and documents relating to the subject matter hereof and shall not be amended except in writing signed by both Parties.

(f) GOVERNING LAW: This Agreement shall be construed and enforced in accordance with the laws of the state of California.

                                   EXHIBIT C

                                  LICENSE FEES

1.      First Copy Special Pricing Offer.

THE FOLLOWING PRICE FOR THE INITIAL COPY OF LICENSED SOFTWARE IS SUBJECT TO THE EXECUTION OF THIS AGREEMENT BY DECEMBER 30, 1998:

ITEM                                               QUANTITY                FEES
----                                               --------                ----
Answer Agent (for Resale)                                  2
Contact Center (for Resale)                                2

Answer Agent (internal production use)                     1
Contact Center (internal production use                    1
with unlimited seats)

Answer Agent (for development and testing)         Unlimited
Contact Center (for development and testing)       Unlimited

TOTAL LICENSE FEE                                                           [*]

ON SITE TRAINING           [*]
                                                                            [*]

FIRST YEAR'S MAINTENANCE FOR INTERNAL USE LICENSES                          [*]

TOTAL FEES DUE:                                                             [*]



PAYMENT TERMS: [*]

2.      SUBSEQUENT ANNUAL PRICING

[*]

[*]

LICENSED SOFTWARE             LIST PRICE    DISCOUNT      COMPANY PRICE
-----------------             ----------    --------      -------------
Answer Agent                   [*]             [*]          [*]
-----------------------------------------------------------------------
Contact Center (includes       [*]             [*]          [*]
10 Named User Licenses)

[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

LICENSED SOFTWARE             LIST PRICE    DISCOUNT      COMPANY PRICE
-----------------             ----------    --------      -------------
Additional Contact Center      [*]             [*]          [*]
10 Named User Licenses*
-----------------------------------------------------------------------
Additional Contact Center      [*]             [*]          [*]
10 Concurrent User
Licenses

* Additional Contact Center Licenses are only sold in allotments of 10 Licenses. [*].

3. Maintenance Fee for Resale Licenses Maintenance fee for the Resale Licenses shall be [*] of the net license fee Company charges it's End-Users.

[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE D

                                MAINTENANCE PLAN

                              Terms and Conditions

Company shall, as soon as it is reasonably able to do so, inform Brightware of any defect in the Licensed Software of which it becomes aware and provide to Brightware such further information relating to the defect as is available to Company and which Brightware may reasonably request in order to enable it to provide maintenance for the Licensed Software.

STANDARD SUPPORT PLAN PROVIDES THE FOLLOWING:

o Extended - hours unlimited phone support, 5:30 AM to 5:30 PM Pacific Time, Monday through Friday.

o       After hours calls on a [*] fee per call basis.

o Right to receive technical support, upgrades and enhancements for the current unaltered version of the Licensed Software.

o Service levels: one (1) hour response, regular status updates, and queue priority.

MAINTENANCE SUPPORT MINIMUM RESPONSE GUARANTEES ARE:

o Inquiries received via phone call will open a trouble ticket, if the issue is not solved during the initial call, an analyst will follow-up within 24 hours with the current status.

o Problems that are not resolved within 48 hours will be escalated first to the Support Manager, second to Development and third to Executive management.

o Inquiries received via e-mail will be acknowledged within one hour, and updates and escalation will be identical to inquiries received via phone.

EXCLUSIONS:

Brightware shall not be responsible for the correction of defects in the Licensed Software attributable to:

o Alterations, adaptations or changes to the Licensed Software not made by or under the supervision or direction of Brightware.

o Use of, connection or installation of the Licensed Software with any other software or equipment not supplied by or authorized by Brightware.


[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

o       Any breach of any of the Company's obligations under this Agreement.

o       Accidental or deliberate damage to the Licensed Software.

COMPANY RESPONSIBILITIES:

o       Company shall keep and operate the Licensed Software in accordance with:
        (i) this Agreement; and (ii) Brightware's reasonable instructions given from time to time and shall ensure that only competent trained employees (or persons under their supervision) are allowed to use and operate the Licensed Software (provided that anyone trained by Brightware shall be treated as being competent and trained).

o Company shall provide to Brightware all facilities and services reasonably required by Brightware to enable it to perform its obligations under this Agreement including computer runs, printouts, data preparation, telephone and fax facilities, photocopying and modem links.

o Company shall keep such records, as Brightware reasonably requires of the maintenance history of the Licensed Software and allow Brightware to inspect and take copies of such records upon reasonable notice to the Company.

                                   EXHIBIT E

                  LIST OF COMPANY'S RESELLERS AND DISTRIBUTORS
                (WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME)